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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO QUALITY MUNICIPAL SECURITIES

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Securities (the "Fund") was held on July 17, 2012 and was adjourned with respect to certain proposals, until August 14, 2012 and further adjourned until September 25, 2012. The Meeting on September 25, 2012 was held for the following purpose:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares.

(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Quality Municipal Income Trust by the holders of Common Shares.

The September 25, 2012 voting results on the above matters were as follows:

                                             Votes    Votes   Votes   Broker
Matters                                       For    Against Abstain Non-Votes
-------                                    --------- ------- ------- ---------
(1). Common Shares........................ 7,481,874 518,522 329,319 4,130,083
(2). Common Shares........................ 7,372,558 645,746 311,411 4,130,083